PRICING SUPPLEMENT NO. 20 TO PROSPECTUS DATED JUNE 27, 1997
                          (AS SUPPLEMENTED JUNE 27, 1997)

                              IBM CREDIT CORPORATION
                                 MEDIUM-TERM NOTES
                (Due from 9 months to 30 years from date of issue)


                                      (FIXED RATE NOTE)

Principal Amount: $ 25,000,000.00      Designation: N9701037
                                       DTC CUSIP:   44922L4Q6


Issue Price (as a percentage of
Principal Amount): 100.000 %           Original Issue Date  :  10/03/1997


Record Dates: 02/15, 08/15             Maturity Date        :  10/01/1999


Interest Payment Dates: 03/01, 09/01   Initial Interest Rate:  6.02000%
                                                               per annum





Redemption:
    Check box opposite applicable paragraph.

    X  The Notes cannot be redeemed prior to maturity.

       The Notes may be redeemed prior to maturity.




     This Pricint Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                               INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in the City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                               REDEMPTION
     Not Applicable.


                         PLAN OF DISTRIBUTION

     The Notes will be sold to Salomon Brothers for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:   10/03/1997
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